MAM Software Group Reports Second Quarter and Six Month Financial Results

Tankersley Barnsley, England, February 1, 2013 -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced the following financial results for its three and six months ended December 31, 2012, through the filing on February 1, 2013 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

	For The Three Months Ended		For The Six Months Ended
(In thousands, except share and per share data)	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$6,754	$6,686	$13,237	$12,848
Gross profit	$3,928	$4,037	$7,701	$7,514
Operating income	$1,047	$1,273	$1,961	$2,147
Income before provision for income taxes	$966	$1,351	$1,719	$2,322
Net income	$784	$1,079	$1,408	$1,810
Earnings per share attributed to common stockholders - basic	$0.06	$0.08	$0.11	$0.13
Earnings per share attributed to common stockholders - diluted	$0.06	$0.07	$0.11	$0.12
Weighted average shares outstanding - basic	12,762,864	14,278,464	12,865,765	14,245,922
Weighted average shares outstanding - diluted	12,982,406	14,537,439	13,048,538	14,508,953

Six Month Highlights:

•	Continued U.K. growth of Autowork Online subscribers to 2,709; representing a year-over-year subscriber growth of 7.4%.
•	Successful launch of Autopart Online and Trader Online, our U.K. ‘Cloud’ version of our business management systems.
•	A 7.3% year-over-year growth in consolidated recurring revenues to $9,380,000 or 71% of total revenue.
•	U.S. revenue growth of $432,000 or 12% for the six months ended December 31, 2012 compared to the six months ended December 31, 2011.
•	An increase of $549,000 or 4.2% in Stockholders’ Equity for the six months ended December 31, 2012 after the repurchase of $1,389,000 worth of common stock.
•	System backlog of $1,705,000, a quarterly increase of $608,000, compared to $1,097,000 from September 30, 2012.
•	A cash position, net of interest bearing debt, of $1,840,000, after the repurchase of $1,389,000 worth of common stock and $475,000 worth of warrants.
•	Repurchase of 549,187 shares of common stock for approximately $1,389,000 for the six months ended December 31, 2012.

Three and Six Month Financial Review:

The Company reported revenues of $6,754,000 for the three months ended December 31, 2012, an increase of $68,000 or 1.0%, compared with revenues of $6,686,000 for the three months ended December 31, 2011. Operating income was $1,047,000 for the three months ended December 31, 2012 compared with operating income of $1,273,000 for the three months ended December 31, 2011, a decrease of $226,000 or 17.8%. Net income before income taxes was $966,000 for the three months ended December 31, 2012, which included $42,000 of expense from the Change in Fair Value of Derivative Liabilities, compared with net income before income taxes of $1,351,000 for the three months ended December 31, 2011, which included $126,000 of income from the Change in Fair Value of Derivative Liabilities. The net income was $784,000 and $1,079,000 for the three month periods ended December 31, 2012 and 2011, respectively.

The Company reported revenues of $13,237,000 for the six months ended December 31, 2012 compared with $12,848,000 for the six months ended December 31, 2011, an increase of $389,000 or 3.0%. Operating income was $1,961,000 for the six months ended December 31, 2012, compared with operating income of $2,147,000 for the six months ended December 31, 2011, a decrease of $186,000 or 8.7%. Net income before income taxes was $1,719,000 for the six months ended December 31, 2012, which included $248,000 of expense from the Change in Fair Value of Derivative Liabilities, compared with net income before income taxes of $2,322,000 for the six months ended December 31, 2011, which included $276,000 of income from the Change in Fair Value of Derivative Liabilities. The net income was $1,408,000 and $1,810,000 for the six month periods ended December 31, 2012 and 2011, respectively.

Gross margins for the three and six months ended December 31, 2012 were 58.2% and 58.2% vs. 60.4% and 58.5% for the three and six months ended December 31, 2011, respectively. The reduction in Gross margins was the result of reduced system sales, which historically have a higher gross profit. In place of the reduced system sales was an increase in SAAS revenue, which has a higher percentage of setup costs but lower ongoing costs to maintain.

Revenue from our U.K. operations were 2,889,000GBP for the three months ended December 31, 2012, a decrease of 32,000GBP or 1.1%, compared with revenues of 2,921,000GBP for the three months ended December 31, 2011. The weaker U.S. dollar resulted in dollar-denominated revenue of $4,639,000 for 2012 as compared to $4,594,000 during 2011, which is an increase of $45,000. For the three months ended December 31, 2012 U.K. recurring revenue increased 128,000GBP or 6.2% to 2,191,000GBP from 2,063,000GBP and system sales decreased 160,000GBP or 18.6% to 698,000GBP from 858,000GBP. The increase in recurring revenue is primarily the result of increased sales of our Autopart Online product, which contributed to the decrease in system sales.

Revenue from our U.K. operations were 5,772,000GBP for the six months ended December 31, 2012, an decrease of 30,000GBP or 0.5%, compared with revenues of 5,802,000GBP for the three months ended December 31, 2011. The weaker U.S. dollar resulted in dollar-denominated revenue of $9,193,000 for 2012 as compared to $9,236,000 during 2011, which is a decrease of $43,000. For the six months ended December 31, 2012 U.K. recurring revenue increased 309,000GBP or 7.6% to 4,376,000GBP from 4,067,000GBP and system sales decreased 339,000GBP or 19.5% from 1,396,000GBP to 1,735,000GBP. The increase in recurring revenue is primarily the result of increased sales of our Autopart Online product, which contributed to the decrease in system sales.

Revenues for our U.S. operations were $2,115,000 for the three months ended December 31, 2012, an increase of $24,000 or 1.1%, compared with revenues of $2,091,000 for the three months ended December 31, 2011. Recurring revenue increased $92,000 or 8.1% from $1,136,000 to $1,228,000 for the three months ended December 31, 2012 when compared with the three months ended December 31, 2011.

Revenues for our U.S. operations were $4,044,000 for the six months ended December 31, 2012 an increase of $432,000 or 12.0% compared with revenues of $3,612,000 for the six months ended December 31, 2011. Recurring revenue increased $145,000 or 6.4% from $2,266,000 to $2,411,000 for the six months ended December 31, 2012 when compared with the six months ended December 31, 2011. Operating income decreased $226,000 to $1,047,000 from $1,273,000 for the three months ended December 31, 2012 compared to the three months ended December 31, 2011. Gross profit was $3,928,000 for the three months ended December 31, 2012 vs. $4,037,000 for the three months ended December 31, 2011, a reduction of $109,000, and operating expenses increased $117,000 from $2,764,000 to $2,881,000. Operating expenses were higher because of the $131,000 increase in Sales and marketing, which resulted from an increase in salesmen and increased attendance at conferences and trade shows. Operating income decreased $186,000 to $1,961,000 from $2,147,000 for the six months ended December 31, 2012 compared to the six months ended December 31, 2011. Gross profit was $7,701,000 for the six months ended December 31, 2012 vs. $7,514,000 for the six months ended December 31, 2011, an increase of $187,000. Operating expenses increased $373,000 from $5,367,000 to $5,740,000 because of a $344,000 increase in Sales and marketing, which resulted from an increase in salesmen and increased attendance at conferences and trade shows.

Business Update:

Commenting on the quarter ending December 31, 2012 compared with the quarter ending December 31, 2011, MAM's CEO, Michael Jamieson, said, "Revenues were slightly ahead of last year. For the six months ending December 31, 2012, Revenues increased $389,000 or 3%, primarily from the $640,000 increase in recurring revenue." Mr. Jamieson further commented "I was pleased with the results we achieved with our "cloud" based application, Autowork Online in the U.K. Subscribers to Autowork Online have increased each month of this quarter and now total 2,709. Revenues from Autowork Online have increased each month of this fiscal year and totaled $345,000 for the three months and $677,000 for the six months ended December 31, 2012 as compared to $275,000 for the three months and $551,000 for the six months ended December 31, 2011, respectively. MAM Software in the U.S. and Aftersoft Network N.A.'s operations remain consistent with a positive increase in income for both quarters.”

Mr. Jamieson also added, "We continued our strategic development, building on the results achieved in Fiscal 2012.  During Fiscal 2012 we commissioned a number of software development projects to support our strategic objectives. A warehouse management software module, a new business intelligence reporting tool and a U.S. version of Autowork Online were some of the major projects that were commissioned. Adding new functionality into our Trader business management software was also a key requirement, as we seek to expand our penetration into other vertical markets. During Fiscal 2013, we plan to continue investing in our business, as shown by the increased spending in Sales and Marketing, and Engineering of $174,000 and $444,000 for the three and six month periods ending December 31, 2013. These investments include hiring additional U.S. and U.K.-based Sales and Marketing staff, broadening our DAAS, SAAS and Cloud-based product offerings, penetrating deeper into the North American market with our DAAS, SAAS and Cloud-based products, continue penetrating into other vertical markets in the U.K., improving our internal IT infrastructure, launching an updated version of our corporate website and increasing the depth of our leadership team to focus on growing our North American market share.” Mr. Jamieson further elaborated that "the Company ended with a cash position of $2,516,000, decreased debt by $366,000 to $676,000, and increased Stockholders' Equity by 4% to $13,690,000 after the repurchase of 549,187 common shares at an approximate cost of $1,389,000.”

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2012	June 30, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,516	$3,628
Accounts receivable, net of allowance of $113 and $108	4,011	3,507
Inventories	226	358
Prepaid expenses and other current assets	1,108	957
Total Current Assets	7,861	8,450

Property and Equipment, Net	650	664

Other Assets
Goodwill	9,390	9,158
Amortizable intangible assets, net	1,018	1,361
Software development costs, net	995	1,106
Other long-term assets	38	45
TOTAL ASSETS	$19,952	$20,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,157	$1,327
Accrued expenses and other	1,629	2,011
Payroll and other taxes	590	580
Derivative liabilities	142	442
Current portion of long-term debt	676	759
Current portion of deferred revenue	426	381
Sales tax payable	749	709
Income tax payable	451	567
Total Current Liabilities	5,820	6,776

Long-Term Liabilities
Deferred revenue, net of current portion	77	130
Deferred income taxes	102	169
Long-term debt, net of current portion	-	283
Other	263	285
Total Liabilities	6,262	7,643
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 14,440,185 shares issued and 13,840,132 shares outstanding at December 31, 2012 and 15,492,730 shares issued and 14,296,105 shares issued and outstanding at June 30, 2012	1	2
Additional paid-in capital	31,447	33,453
Accumulated other comprehensive loss	(635)	(930)
Accumulated deficit	(15,619)	(17,027)
Treasury stock at cost, 600,053 shares and 1,196,625 shares at December 31, 2012 and June 30, 2012, respectively	(1,504)	(2,357)
Total Stockholders' Equity	13,690	13,141
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,952	$20,784

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$6,754	$6,686	$13,237	$12,848
Cost of revenues	2,826	2,649	5,536	5,334
Gross profit	3,928	4,037	7,701	7,514
Operating expenses
Research and development	844	801	1,705	1,605
Sales and marketing	821	690	1,633	1,289
General and administrative	932	976	1,828	1,875
Depreciation and amortization	284	297	574	598
Total operating expenses	2,881	2,764	5,740	5,367

Operating income	1,047	1,273	1,961	2,147

Other income (expense)
Interest expense	(39)	(48)	(80)	(101)
Gain on settlement of liabilities	-	-	13	-
Gain on settlement of derivative liabilities	-	-	73	-
Change in fair value of derivative liabilities	(42)	126	(248)	276
Total other income (expense), net	(81)	78	(242)	175

Income before provision for income taxes	966	1,351	1,719	2,322
Provision for income taxes	182	272	311	512
Net income	784	1,079	1,408	1,810

Foreign currency translation income (loss)	1	(12)	296	(273)
Total comprehensive income	$785	$1,067	$1,704	$1,537

Earnings per share attributed to common stockholders:
Basic	$0.06	$0.08	$0.11	$0.13
Diluted	$0.06	$0.07	$0.11	$0.12
Weighted average shares outstanding:
Basic	12,762,864	14,278,464	12,865,765	14,245,922
Diluted	12,982,406	14,537,439	13,048,538	14,508,953

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (unaudited, includes non-cash compensation and change in value of derivative liabilities)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
(in thousands)	2012	2011	2012	2011

Net Income	$784	$1,079	$1,408	$1,810
Interest Expense	39	48	80	101
Taxes	182	272	311	512
Depreciation and amortization	284	297	574	598
Gain on settlement of liabilities	-	-	(13)	-
Gain on settlement of derivative liabilities	-	-	(73)	-
Non-cash equity compensation	73	88	185	132
Change in fair value of derivative liabilities	42	(126)	248	(276)
Adjusted EBITDA	$1,404	$1,658	$2,720	$2,877

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court

Tankersley, S75 3DP UK

Tel : +44 (0) 1244 311794